September 2007	Filed pursuant to Rule 433 dated September 4, 2007
Relating to Preliminary Pricing Supplement No. 379 dated September 4, 2007
Registration Statement No. 333-131266
Structured Investments
Opportunities in Currencies and Commodities
PLUS based on a Hybrid Basket Composed of a Currency and Three Commodities due March 16, 2009
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  At maturity, an investor will receive an amount in cash that may be more than, equal to or less than the stated principal amount based upon the performance of the underlying asset or basket of assets at maturity.  The PLUS do not guarantee any return of principal at maturity and do not pay interest.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000
Stated principal amount:	$1,000
Pricing date:	September , 2007
Original issue date:	September , 2007 (5 business days after the Pricing Date)
Interest:	None
Principal protection:	None
Maturity date:	March 16, 2009
Underlying basket:	Basket components	Basket weighting
	Australian dollar	50.0%
	Wheat-CBOT (“wheat”)	25.0%
	High Grade Primary Aluminum (“aluminum”)	12.5%
	Primary Nickel (“nickel”)	12.5%
Payment at maturity (per PLUS):
If basket performance is greater than 0%:
    $1,000 + leveraged upside payment;
If basket performance is less than or equal to 0%:
$1,000 x (1 + basket performance)
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:		There will be no maximum payment at maturity on the PLUS.
Leveraged upside payment:		$1,000 x basket performance x leverage factor
Leverage factor:		210% - 240%. The actual leverage factor will be determined on the pricing date.
Basket performance factor:		Sum of the weighted performance values of each of the basket components
Performance value:
For the Australian dollar: [(final exchange rate / initial exchange rate) – 1] x weighting
For wheat, aluminum and nickel (the “basket commodities”): [(final value – initial value) / initial value] x weighting

Australian dollar exchange rate:
The rate of conversion for the Australian dollar into U.S. dollars as determined by reference to the Reuters page “WMRSPOT12.”  The Australian dollar exchange rate is expressed as the number of U.S. dollars per one Australian dollar.

Initial exchange rate:		The Australian dollar exchange rate on the pricing date
Final exchange rate:		The Australian dollar exchange rate on the determination date
Basket commodity price:
Wheat: the official settlement price of the first nearby month futures contract of deliverable-grade wheat per bushel on the Chicago Board of Trade.
Aluminum: the official cash offer price per metric ton of aluminum on the London Metal Exchange (the “LME”).
Nickel: the official cash offer price per metric ton of nickel on the LME.
For further discussion, see “Fact Sheet―Key Terms―Basket commodity price” on page 4.

Initial value:		The respective basket commodity price on the pricing date
Final value:		The respective basket commodity price on the determination date
Determination date:		March 9, 2009
CUSIP:		617446T74
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per note	$1,000	$20	$980
	Total	$	$	$
(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.
You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 379 dated September 4, 2007
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

Investment Overview
Performance Leveraged Upside Securities
The Hybrid Currency/Commodity Basket PLUS (the “PLUS”) can be used:

¡	As an alternative to direct exposure to the basket that enhances returns for positive performance of the basket
¡	To enhance returns and potentially outperform a direct investment in the basket in a bullish scenario
¡	To achieve similar levels of exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor
¡	To gain access to currency/commodity asset classes and provide portfolio diversification from traditional fixed income/equity investments
¡	The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	18 Months
Leverage Factor:	210% - 240%. To be determined on the pricing date.
Maximum Payment at Maturity:	None
Principal Protection:	None
Interest:	None
Basket Overview
The basket is a weighted basket consisting of a currency and three commodities that measures the combined performance of the basket components.

Basket Component	Weighting
Australian dollar	50.0%
Wheat	25.0%
Aluminum	12.5%
Nickel	12.5%

Basket Historical Performance January 1, 2002 to August 31, 2007

The graph illustrates the effect of any offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage factor, nor does it attempt to show your expected return on an investment in the PLUS. The historical price performance of the basket and the degree of correlation between the value trends of the basket components (or lack thereof) should not be taken as an indication of future performance.

September 2007	Page 2

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

Key Investment Rationale

This 18 month investment offers 210% - 240% leveraged upside, while maintaining the same downside risk (1:1) as a direct investment in the basket.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket components.
Payment Scenario 1
The basket performance is positive and, at maturity, the PLUS redeem for the sum of the $1,000 stated principal amount plus 210% to 240% of the positive basket performance, which is not subject to a maximum payment amount.

Payment Scenario 2	The basket performance is negative and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the negative performance of the basket.
Access	¡ Exposure to a basket consisting of (i) the Australian dollar and (ii) three commodities (wheat, aluminum and nickel). ¡ Portfolio diversification from traditional fixed income/equity investments.

Summary of Selected Key Risks (see page 9)

¡	Structure Related Risks
o	No interest payments and no guaranteed return of principal.
o	Changes in the value of one or more of the basket components may offset each other.
o	U.S. federal income tax consequences of an investment in the PLUS are uncertain.
¡	Currency Related Risks
o	The PLUS are subject to currency exchange risk.
o	Intervention in the currency markets by the Australian government could materially and adversely affect the value of the PLUS.
o	Suspension or disruptions of market trading in the Australian dollar may adversely affect the value of the PLUS.
¡	Commodity Related Risks
o	Commodities prices are volatile and may change unpredictably, affecting the value of the PLUS.
o	There are risks relating to trading of aluminum and nickel on the London Metal Exchange.
o	Suspension or disruptions of market trading in the basket commodities may adversely affect the value of the PLUS.
¡	Secondary Market Related Risks
o	Market price of the PLUS will be influenced by many unpredictable factors.
o
The PLUS will not be listed.  Secondary trading may be limited and you could receive less, and possibly significantly less than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

o	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
o	Hedging and trading activity could potentially affect the value of the PLUS.
¡	Other Risks
o	Economic interests of the calculation agent may be potentially adverse to investor interests.
o	Issuer credit risk.

September 2007	Page 3

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of PLUS that the investor holds an amount in cash that may be more than, equal to or less than the stated principal amount based upon the performance of the basket.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2007	September , 2007 (5 business days after the pricing date)	March 16, 2009
Key Terms
Issuer:	Morgan Stanley
Underlying basket:	Basket component	Basket weighting
	Australian dollar	50.0%
	Wheat-CBOT (“wheat”)	25.0%
	High Grade Primary Aluminum (“aluminum”)	12.5%
	Primary Nickel (“nickel”)	12.5%
Aggregate principal amount:	$
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
If basket performance is greater than 0%:
$1,000 + leveraged upside payment
If basket performance is less than or equal to 0%:
$1,000 x (1 + basket performance)
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	There will be no maximum payment at maturity on the PLUS.
Leveraged upside payment:	$1,000 x basket performance x leverage factor
Leverage factor:	210% - 240%. The actual leverage factor will be determined on the pricing date.
Basket performance factor:	Sum of the weighted performance values of each of the basket components.
Performance value:
For the Australian dollar: [(final exchange rate / initial exchange rate) – 1] x weighting
For wheat, aluminum and nickel (the “basket commodities”): [(final value – initial value) / initial value] x weighting

Australian dollar exchange rate:
The rate of conversion for the Australian dollar into U.S. dollars as determined by reference to the Reuters page “WMRSPOT12.”  The Australian dollar exchange rate is expressed as the number of U.S. dollars per one Australian dollar.

Initial exchange rate:	The Australian dollar exchange rate on the pricing date
Final exchange rate:	The Australian dollar exchange rate on the determination date
Basket commodity price:
Wheat: the official settlement price of the first nearby month futures contract (or, in the case of the last 14 trading days of the first nearby month futures contract, the second nearby month futures contract) per bushel of deliverable-grade wheat on the Chicago Board of Trade, stated in U.S. cents.
Aluminum: the official cash offer price per metric ton of aluminum on the London Metal Exchange (the “LME”), stated in U.S. dollars.
Nickel: the official cash offer price per metric ton of nickel on the LME, stated in U.S. dollars.

Initial value:
The respective basket commodity price on the pricing date.  With respect to wheat, since the pricing date is expected to be within the last 14 trading days of the first nearby month futures contract, by market convention the price of the second nearby month futures contract will be the official settlement price of wheat on the pricing date.

Final value:	The respective basket commodity price on the determination date
Determination date:	March 9, 2009
Risk factors:	Please see “Risk Factors” on page 9.

September 2007	Page 4

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

General Information

Listing:	None

CUSIP:	617446T74

Tax considerations:
Although the issuer believes the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected, and subject to the discussion below concerning the potential application of Sections 988 and 1256 of the Internal Revenue Code of 1986, as amended (the “Code”), the following U.S. federal income tax consequences should result:
•  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
•  Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.

As discussed in the accompanying preliminary pricing supplement under “Description of PLUS─United States Federal Taxation─Tax Consequences to U.S. Holders─Tax Treatment of the PLUS─Potential Application of Sections 988 and 1256 of the Code,” although the matter is not clear, there is a significant risk that an investment in the PLUS will be subject to Sections 988 and 1256 of the Code.  If Sections 988 and/or 1256 apply, the timing and character of income on the PLUS will differ significantly from the tax treatment described above.  For example, if Section 988 applies, part of the gain or loss on the PLUS will be recharacterized as ordinary income, unless an election is made before the close of the day on which the U.S. Holder purchases the PLUS.  U.S. Holders should consult their tax advisors regarding the potential application of Sections 988 and 1256.

Please read the discussion under “Risk Factors―Structure Specific Risk Factors” in this document and the discussion under “Description of PLUS─United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)

Calculation agent:	Morgan Stanley Capital Services, Inc.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS. Such hedging activity could increase the initial values of the basket components, and therefore the values at which the basket components must close on the determination date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2007	Page 5

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

How PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:                                             $1,000
Hypotheticalleverage factor:                                      225%

The Basket
The PLUS
PLUS Zone
$1,000 Stated
Principal Amount
Payment at Maturity on the PLUS
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Percentage Change in Basket Performance

How it works
¡	If the basket performance is positive, then investors receive the $1,000 stated principal amount plus 225% of the appreciation of the basket over the term of the PLUS.
–	If the basket appreciates 10%, the investor would receive 122.5%, or $1,225 per PLUS. The 10% basket performance is enhanced by the 225% leverage (10% x 225% = 22.5%).
¡	If the basket performance is negative, the investor would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket.
–	If the basket depreciates 10%, the investor would lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.
See “Hypothetical Payout on the PLUS” for examples of how to calculate the payment at maturity.

September 2007	Page 6

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

Hypothetical Payout on the PLUS

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the basket performance:

Presented below is one full example showing how to calculate the basket performance based on the hypothetical data in the table below.  Following are two examples showing how the payout on the PLUS is calculated. Initial and final exchange rates and values used in the examples below are hypothetical and do not reflect the actual exchange rates or values.

Basket Performance Factor Example

Basket Component	Weighting	Hypothetical Initial Exchange Rate/Initial Value (as applicable)	Hypothetical Final Exchange Rate/Final Value (as applicable)
Australian dollar	50.00%	0.8179	0.90
Wheat	25.00%	767	843.70
Aluminum	12.50%	2,500	2,750
Nickel	12.50%	30,250	33,275

Basket Performance = Sum of Basket Component Performance Values

[(final Australian dollar exchange rate/initial Australian dollar exchange rate) – 1]  x  50.00%; plus

[(final wheat value – initial wheat value) / initial wheat value]  x  25.00%; plus

[(final aluminum value – initial aluminum value) / initial aluminum value]  x  12.50%; plus

[(final nickel value – initial nickel value) / initial nickel value]  x  12.50%

So, using the hypothetical exchange rates and values above,

[(0.90 / 0.8179) – 1] x 50.00%  =  5.00% ; plus

[(843.70 – 767) / 767] x 25.00%  =  2.50%; plus

[(2,750 – 2,500) / 2,500] x 12.50%  =  1.25%; plus

[(33,275 – 30,250) / 30,250] x 12.50%  =  1.25%

equals

basket performance   =   10.00%

September 2007	Page 7

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

Payment at Maturity Examples

Example 1: The basket performance is greater than 0%.
Basket Component	Percentage Change in Basket Component	Weighting	Basket Component Performance Value
Australian dollar	4.00%	50.00%	2.0%
Wheat	12.00%	25.00%	3.0%
Aluminum	24.00%	12.50%	3.0%
Nickel	16.00%	12.50%	2.0%

Hypothetical basket performance = 10.00%

Hypothetical leverage factor = 225%

Payment at maturity	= $1,000 + leveraged upside payment
= $1,000 + ($1,000 x basket performance x leverage factor)
= $1,000 + ($1,000 x 10.00% x 225%)
= $1,225

Example 2: The basket performance is less than or equal to 0%.
Basket Component	Percentage Change in Basket Component	Weighting	Basket Component Performance Value
Australian dollar	– 30.00%	50.00%	– 15.00%
Wheat	8.00%	25.00%	2.00%
Aluminum	16.00%	12.50%	2.00%
Nickel	8.00%	12.50%	1.00%

Hypothetical basket performance = – 10.0%

Hypothetical leverage factor = 225%

Payment at maturity	= $1,000 x (1 + basket performance)
= $1,000 x [1 + (– 10.00%)]
= $1,000 x 90.00%
= $900

In Example 2 above, the final values of wheat, aluminum and nickel (with a combined basket weighting of 50.0%) are higher than their respective initial values by 8.0%, 16.0% and 8.0%, respectively, but the final exchange rate for the Australian dollar (with a basket weighting of 50.0%) has declined 30.0% from the initial exchange rate.  Although three of the four basket components have positive performance values and one has a negative performance value, the positive performance of the three basket components is wholly offset by the negative performance of the more heavily weighted basket component.  Therefore, the basket performance is less than zero and under this scenario, the PLUS will redeem for less than the stated principal amount by an amount proportionate to the negative performance of the basket.

September 2007	Page 8

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

Risk Factors

The PLUS are a financial instrument that is suitable only for investors who are capable of understanding the complexities and risks specific to the instrument.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the PLUS and the suitability of such investment in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement, prospectus supplement and the accompanying prospectus.

Structure Specific Risk Factors
¡
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or have a guarantee to pay the stated principal amount at maturity.  If the basket performance is negative, the payout at maturity will be an amount in cash that is lessthan the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying basket.

¡
Changes in the value of one or more of the basket components may offset each other.  A decrease in the value of one or more of the basket components may wholly or partially offset any increase in the other basket components.

¡
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet―General Information―Tax Considerations” in this document and the discussion under “Description of PLUS─United States Federal Taxation” in the accompanying preliminary pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting other alternative characterizations or treatments for the PLUS, the timing and character of income on the PLUS might also differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying preliminary pricing supplement.

Currency Specific Risk Factors
¡
The PLUS are subject to currency exchange risk.  Fluctuations in the exchange rate between the U.S. dollar and the Australian dollar will affect the value of the PLUS.  Of particular importance to potential currency exchange risk are, (i) existing and expected rates of inflation, (ii) existing and expected interest rate levels, (iii) the balance of payments and (iv) the extent of governmental surpluses or deficits in Australia and the United States of America.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to the international trade and finance.

¡
Intervention in the currency markets by the Australian government could materially and adversely affect the value of the PLUS.  Exchange rates of currencies are volatile and are affected by numerous factors specific to each foreign country.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including the Australian government, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  Thus, a special risk in purchasing the PLUS is that their liquidity, trading value and amount payable could be affected by the actions of a sovereign government that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  A weakening in the exchange rate of the Australian dollar relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

¡
Suspension or disruptions of market trading in the Australian dollar may adversely affect the value of the PLUS.  The currencies markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the value of the Australian dollar and, therefore, the value of the PLUS.

Commodity Specific Risk Factors
¡
Commodities prices are volatile and may change unpredictably, affecting the value of the PLUS.  The prices of the commodities in the Basket are affected by a variety of factors, including, (i) price volatility, (ii) trends of supply and demand at any time, (iii) interest and yield rates in the market and (iv) geopolitical conditions and economic, financial, political, regulatory or judicial events.  In addition, commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.

September 2007	Page 9

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

¡
There are risks relating to trading of aluminum and nickel on the London Metal Exchange.  The official cash offer prices of two of the basket commodities—aluminum and nickel—will be determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on the determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and nickel, and consequently the payment to you at maturity, could be adversely affected.

¡
Suspension or disruptions of market trading in the basket commodities may adversely affect the value of the PLUS.  The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the values of the basket commodities and, therefore, the value of the PLUS.

Secondary Market Specific Risk Factors
¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: (i) value and/or the forward price of each of the basket components at any time, (ii) volatility of each of the basket components, (iii) trends of supply and demand for each of the commodities in the basket, (iv) interest and yield rates, (v) geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock and commodities markets generally, (vi) the time remaining until the PLUS mature and (vii) creditworthiness of the Issuer.

¡
Secondary trading may be limited. The PLUS will not be listed on any securities exchange.  There may be little or no secondary market for the PLUS and you could receive less, and possibly significantly less than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.  You should be willing to hold your PLUS to maturity.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
Hedging and trading activity could potentially affect the value of the PLUS.The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could potentially affect the initial values and, therefore, could increase the values at which the basket components must close before an investor receives a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the values of the basket components on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

Other Risk Factors
¡
Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  The calculation agent will determine the initial value and final value of each basket commodity, the initial exchange rate and final exchange rate of the Australian dollar, the performance values of each basket component and the basket performance and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any closing value of a basket commodity in the event of a market disruption event, may affect the payout to you at maturity.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the PLUS.

September 2007	Page 10

PLUS due March 16, 2009
Based on a Hybrid Basket Composed of a Currency and Three Commodities

Information about the Basket
Historical Information
The following graphs present historical information for (i) the basket and (ii) each of the basket components from January 1, 2002 to August 31, 2007.  We obtained the information in the graphs from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the initial and final exchange rates for the Australian dollar or the applicable initial and final values of the basket commodities. Historical performance of the basket components and the basket should not be taken as an indication of future performance or trends.

Basket

Australian dollar	Wheat-CBOT

High Grade Primary Aluminum	Primary Nickel

September 2007	Page 11